EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 14, 2010, by and between Allianex Corp., a Nevada corporation (the “Company”), and Ken Rotman (“Employee”).

1.

Engagement and Responsibilities

1.1

Engagement.  Effective upon the Effective Date, upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee as its Chief Executive Officer and President.  Employee hereby accepts such engagement and employment.

1.2

Employee's Duties.  Employee’s duties and responsibilities shall be those incident to the positions set forth in Section  as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation.  In addition, Employee’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee’s positions described in Section .

1.3

Time Devoted.  Employee agrees to devote all of Employee’s business time, energy and efforts to the business of the Company and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests.  For so long as Employee is employed by the Company, or for so long as Employee is receiving severance under Section 5.2 of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted.  Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

1.3.1

make and manage personal business investments of Employee’s choice; and

1.3.2

serve in any capacity with any non-profit civic, educational or charitable organization.

1.4

Covenants of Employee

1.4.1

Reports.  The Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody.

1.4.2

Rules and Regulations.  Employee shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder.

1.4.3

Compliance with Laws.  Employee shall use his best efforts and skills to cause the Company to fully and timely comply with all applicable laws, rules and regulations.

1.4.4

Business Opportunities.  Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

1.5

Ocenture Agreement.  The Company has reviewed the Ocenture Agreement (as defined below).  If the Company requests Employee to take any action which Employee believes would conflict with his obligations under the Ocenture Agreement, Employee shall notify the Company and Employee and the Company shall negotiate in good faith to revise the requested action so that Employee's actions will not conflict with any of his obligations under the Ocenture Agreement.  Notwithstanding anything in this Agreement to the contrary, Employee shall not be deemed to have breached or failed to perform any of his obligations under this Agreement by reason of his refusal to take any action that would conflict with his obligations under the Ocenture Agreement.

2.

Definitions

2.1

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated the same date hereof, by and among Kensington, the Company, Allianex, LLC,  and Employee.

2.2

“Board” shall mean the Board of Directors of the Company.

2.3

“Cause” or “For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

2.3.1

Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1.3, 8 and 9 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

2.3.2

Employee is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust that, in the reasonable judgment of the Board renders Employee unsuitable for his position; or

2.3.3

Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

2.3.4

Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

2.3.5

Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee’s position, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed For Cause under this subsection unless Employee first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

2.3.6

Employee’s breach of his fiduciary duties to the Company Group that may reasonably be expected to have a material adverse effect on the Company Group; or

2.3.7

Employee engages in willful misconduct with respect to the Company Group, either before or after the Effective Date, that has a material adverse effect on the Company or the Company Group and which misconduct is not cured within ten days after written notice of such misconduct is given by the Company to Employee;

2.3.8

Employee commits a material breach of the Asset Purchase Agreement and which breach is not cured within ten days after written notice of such breach is given by the Company to Employee;

2.3.9

Employee’s compliance with the Ocenture Agreement (defined below) materially interferes with Employee’s performance of services to the Company pursuant to this Agreement; or

2.3.10

Employee (i) obstructs or impedes, (ii) endeavors to influence, obstruct or impede, or (iii) fails to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; or (iii) removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material which is requested in connection with such an investigation; provided that the failure to waive attorney-client privilege relating to communications with Employee’s own attorney in connection with an investigation shall not constitute “Cause.”

2.4

“Company Group” shall mean the Company and each non-individual Person that the Company directly or indirectly Controls or that controls the Company.

2.5

“Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting equity interests.

2.6

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, determined by Kensington in accordance with the accounting principles used by Kensington in its audited financial statements for the applicable fiscal year.

2.7

“Effective Date” shall mean the date of the closing of the transactions contemplated by the Asset Purchase Agreement.

2.8

“Good Reason” shall mean the occurrence of one or more of the following without the consent of Employee: (a) the Company or the Board assigns any duties to Employee substantially inconsistent with, or reflecting an adverse change in, Employee’s position, duties, responsibilities or status as an executive officer of the Company; or (b) Employee is required to perform his responsibilities primarily at an office located outside California (excluding temporary assignment and ordinary business travel consistent with Employee’s duties).

2.9

“Kensington” shall mean Kensington Leasing, Ltd.

2.10

“Ocenture Agreement” shall mean that certain Redemption Agreement, effective as of March 16, 2007, among Better Than Geeks, LLC, a Delaware limited liability company, Ocenture, LLC, a Florida limited liability company, and Employee, as amended by that certain Amendment Number One to Redemption Agreement among the same parties effective as of July 3, 2008.

2.11

“Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.

Compensation and Benefits

3.1

Base Salary.  The Company shall pay to Employee a base salary at an annual rate of not less than $150,000, during the term of his employment pursuant to this Agreement.  The base salary shall be reviewed annually for increase by the Company, provided, however, that the Company shall be under no obligation to increase such base salary.  The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to officers of the Company, but in no event less frequently than equal monthly installments.

3.2

Bonus.

3.2.1

For each fiscal quarter, starting July 1, 2010, Employee shall be entitled to a bonus (each, a “Quarterly Bonus”), payable in cash, in an amount equal to 3% of the Bonus EBITDA (as defined below) for such fiscal quarter.

3.2.2

“Bonus EBITDA” shall be: (i) for all fiscal quarters prior to the time (if ever) that Kensington commences or acquires another business and shall have incurred more than an $100,000 of expenses in connection with the acquisition, start-up and operation of such business, the consolidated EBITDA of Kensington and the Company; (ii) for all fiscal quarters including and following the fiscal quarter in which Kensington acquires or commences another business (either directly or through another subsidiary), and shall have incurred in excess of $100,000 of expenses in connection with the acquisition, start-up and operation of such other business, and for so long as Kensington directly or indirectly operates one or more other businesses, the EBITDA of Buyer adjusted to include, as expenses, an allocation of the general and administrative costs and expenses of Kensington (e.g., salaries and benefits, rents, insurance, SEC filing fees, auditing and legal expenses, etc.), financing costs (e.g., bank or other debt financing) and other enterprise costs of Kensington.  Such expenses shall be allocated among the Company and the other businesses of Kensington in the same manner they are allocated for financial reporting purposes or, if not so allocated, in a fair and reasonable manner.  In addition, if financing costs are specifically for the Company or another Kensington business (including the acquisition of such business), such financing costs shall be allocated only to such business.  It is intended that the Bonus EBITDA for any quarter be the same as the Subject EBITDA under the Asset Purchase Agreement for such quarter.

3.2.3

Each Quarterly Bonus shall be payable to Employee no later than five business days following the date on which Kensington files its quarterly or annual report with the SEC which contains the financial statements for the fiscal quarter to which such Quarterly Bonus relates.

3.2.4

If following the calculation of the Bonus EBITDA for any Quarterly Bonus, Kensington or the Company makes an adjustment or adjustments to their financial statements that would change the Bonus EBITDA for the fiscal quarter to which the Quarterly Bonus relates (i.e. audit adjustments during the course of the annual audit, responding to comments by the SEC, etc.), the Quarterly Bonus shall be recalculated accordingly, and shall be reflected in the next succeeding Quarterly Bonus or, if no further Quarterly Bonuses are to be made, the Company shall pay Employee, or Employee shall repay the Company, as appropriate, the difference. Notwithstanding the foregoing, no adjustment shall be made for any Quarterly Bonus for any adjustments made after the finalization of the audit of Kensington’s financial statements covering the fiscal quarter to which the Quarterly Bonus relates.

3.3

Expense Reimbursement.  Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefor.

3.4

Employee Benefit Plans.  While he is an employee of the Company, Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans that the Company makes available to its employees generally.  Prior to the time Employee is entitled to participate in a group medical plan offered by the Company (or the Company Group), and so long as Employee is employed by the Company, Employee shall be entitled to an allowance of $500 per month for expenses associated with medical, dental, and disability plans, payable in a manner consistent with the Company’s practices and policies therefor.

3.5

Vacation.  While he is an employee of the Company, Employee shall be entitled to two weeks’ paid vacation each year, which shall accrue at a rate of 5/6 day for each month worked.  Employee shall have the right to carry over unused vacation to the extent permitted by the Company’s policy from time to time in effect.

3.6

Automobile Allowance.  While he is an employee of the Company, Employee shall be entitled to an automobile allowance of $400 per month, payable in a manner consistent with the Company’s practices and policies therefor.

3.7

Telephone Allowance.  While he is an employee of the Company, Employee shall be entitled to a telephone allowance of $100 per month, payable in a manner consistent with the Company’s practices and policies therefor.

3.8

Disability.  In the event of any disability or illness of Employee, if Employee shall receive payments as a result of such disability or illness under any disability plan maintained by the Company, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such illness and/or disability.

3.9

Withholding.  The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

3.10

Equity Interests in Company Group.  Employee acknowledges and agrees that neither Kensington nor the Company has made any representations or promises to him regarding the issuance or sale to him of any equity interest, including options, in any member of the Company Group.

4.

Term and Termination of Employment

Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

4.1

upon the death of Employee;

4.2

upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.3

upon 30 days’ prior written notice from Employee to the Company other than for Good Reason;

4.4

upon 30 days’ prior written notice from Employee to the Company for Good Reason provided that such notice is received within 90 days of the event or circumstance constituting Good Reason and the Company does not cure or correct the circumstances creating Good Reason within such 30-day period;

4.5

upon delivery to Employee of written notice of termination by the Company (a) For Cause, or (b) without Cause following receipt of written notice of termination from Employee pursuant to Section  of this Agreement; or

4.6

upon delivery to Employee of written notice of termination by the Company other than pursuant to Section 4.2 or Section 4.5 of this Agreement (termination without Cause).

5.

Compensation Upon Termination; Severance Compensation

5.1

Upon termination of Employee’s employment for any reason: (a) Employee shall be entitled to base salary accrued through the date of termination of employment; (b) Employee shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3.3 of this Agreement; (c) Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company; and (d) Employee shall be entitled to the Quarterly Bonus for any fiscal quarter ending prior the quarter in which his employment terminates, which bonus shall be paid at the time(s) and in the manner approved by the Board.

5.2

If Employee’s employment terminates pursuant to Section 4.4 (by Employee for Good Reason) or Section 4.6 (by the Company without Cause), Employee shall be entitled to severance compensation in the form of (a) continuation of base salary for three months following termination of employment payable in accordance with Section 3.1; (b) a Quarterly Bonus upon the completion of the fiscal quarter in which his employment terminates, calculated and payable in the manner and by the date described in Section 3.2, except that the amount of the Quarterly Bonus that is owed to Employee shall equal (i) the amount of the Quarterly Bonus that would have been payable to the Employee if he had served as an employee under this Agreement for the entire fiscal quarter, multiplied by (ii) a fraction, the numerator of which shall be the number of days in such fiscal quarter in which he was employed under this Agreement and the denominator of which shall be the number of days in such fiscal quarter; and (c) three months of employee benefits in accordance with Section 3.4.

5.3

If Employee’s employment terminates pursuant to Section  (death) or Section  (disability), Employee shall be entitled to severance compensation in the form of a Quarterly Bonus upon the completion of the fiscal quarter in which his employment terminates, calculated and payable in the manner and by the date described in Section 3.2, except that the amount of the Quarterly Bonus that is owed to Employee shall equal (i) the amount of the Quarterly Bonus that would have been payable to the Employee if he had served as an employee under this Agreement for the entire fiscal quarter, multiplied by (ii) a fraction, the numerator of which shall be the number of days in such fiscal quarter in which he was employed under this Agreement and the denominator of which shall be the number of days in such fiscal quarter.

5.4

If Employee’s employment terminates pursuant to Section 4.3 (by Employee other than for Good Reason) or Section 4.5 (by the Company For Cause), Employee shall not be entitled to any severance compensation.

5.5

If Employee’s employment terminates pursuant to Section  (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section .  The foregoing shall not be construed to limit any cause of action, claim or other rights that the Company may have against Employee in connection with such acts or omissions.

5.6

As a condition to Employee’s right to receive continuation of salary and other benefits pursuant to Section 5.2 of this Agreement:

5.6.1

Employee must execute and deliver to the Company a written release, in a form and substance satisfactory to the Company, of any and all claims against the Company Group and all directors and officers of the Company Group with respect to all matters arising out of Employee’s employment by the Company, or the termination thereof, except for: (a) claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit, and (b) claims for indemnification under the articles of incorporation or bylaws of the Company, under any indemnification agreement between the Company and Employee, or under applicable law; and

5.6.2

Employee must not breach any of his covenants and agreements under Sections 1.3, 7 and 8 of this Agreement, which continue following termination of his employment.

5.7

Employee acknowledges that the Company has the right to terminate Employee’s employment without Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee.  Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

5.8

Employee acknowledges that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section .  Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

5.9

Employee shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Employee receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plans or programs of the Company.

5.10

Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

6.

Representations and Warranties

Employee represents and warrants to the Company that:

6.1

Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder.  Employee is a party to the Ocenture Agreement, and pursuant to the Ocenture Agreement has agreed to refrain from undertaking certain activities that may be competitive with respect to the business of Better Than Geeks, LLC and Ocenture, LLC.  Employee has provided to the Company a true and complete copy of the Ocenture Agreement.  Employee represents that his compliance with his obligations under this Agreement shall not constitute a breach of any obligation he may have under the Ocenture Agreement, and hereby covenants that for so long as he is employed by the Company, he shall not take any action that will result in the breach of the Ocenture Agreement.

6.2

Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement; and

6.3

Employee is not a party to any litigation, nor is aware of any threatened action, proceeding or litigation that (a) could in any way involve the Company or (b) will result in Employee’s inability to perform his obligations hereunder, including any action which could be reasonably foreseen to require a significant amount of Employee’s time.

7.

Covenant Not To Solicit

During the period from the date Employee’s employment with the Company terminates through the first anniversary of such date, Employee will not directly or indirectly, either alone or by action in concert with others:  (a) induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Employee is prohibited from engaging by Section  of this Agreement or to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of Employee’s employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group.

8.

Confidential Information

Employee agrees not to disclose or use at any time (whether during or after Employee’s employment with the Company) for Employee’s own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant.  Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, Rolodexes and addresses and phone numbers.  Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.  Notwithstanding the foregoing, the Company agrees to provide Employee access to any documents under the control of the Company (in the event Employee does not possess such documents) which Employee requires to comply with any applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Employee is subject), provided that the provisions of this Section  shall not require the Company to provide access to any such documents if such access would be adverse to the interest of the Company in the opinion of the Company or its legal counsel.

9.

Non-Compliance.  Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary, if Employee is employed by the Company, any breach of the provisions of Sections ,  or  hereof and any material breach of Section  hereof shall permit the Company to terminate the employment of Employee For Cause, and, whether or not Employee is employed by the Company, from and after any breach by Employee of the provisions of Sections  hereof, 7 or 8, the Company shall cease to have any obligation to make payments to Employee under this Agreement.  The provisions of Sections 1.3, 7 or 8 of this Agreement shall not diminish or otherwise affect any of the noncompetition covenants or other covenants that the Employee has given pursuant to the Asset Purchase Agreement.

10.

Specific Performance.  Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections  or  hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.

Submission to Arbitration

11.1

IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT WITH THE COMPANY, EMPLOYEE AGREES THAT FINAL AND BINDING ARBITRATION UNDER THE THEN APPLICABLE RULES AND PROCEDURES OF JAMS/ENDISPUTE SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE WHICH ARISES UNDER OR RELATING TO THIS AGREEMENT (EXCEPT THOSE LISTED IN SECTIONS  BELOW.)  NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM.  THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM.  ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM.

11.2

Employee or the Company shall begin the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil court action.  Failure to deliver a timely written request for arbitration shall preclude the aggrieved party from instituting any legal, arbitration or other proceeding and shall constitute a complete waiver of all such claims.  Statutory claims can be raised within the limitations period provided by the applicable statute.

11.3

Claims covered by this provision include, but are not limited to, the following:  (a) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (b) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (c) violations of public policy; (d) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (e) claims based on contract or tort; and (f) any and all other claims arising out of Employee’s employment with or termination by the Company.  This includes, but is not limited to, claims brought under Title VII of the Civil Rights act of 1964; California Government Code Section 12960 et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on the following protected categories: genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims under the Americans With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

11.4

The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration:  (a) claims related to Workers’ Compensation and Unemployment Insurance; (b) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (c) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan; and (d) claims within the jurisdictional limits of small claims court.  Nothing in this Agreement shall preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

11.5

Any claim arising between Employee and the Company covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration in the rules and procedures of JAMS/Endispute, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Company, to which rules and procedures the parties hereby expressly agree.  The Rules allow for discovery by each party as ordered by the arbitrator.  The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses.  In making his or her award, the arbitrator shall have the authority to make any finding and provide any remedy.

11.6

The arbitrator must issue a written award.  The arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion.  Should the arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

11.7

The Company shall pay the arbitrator’s fees and other administrative costs of arbitration, and other reasonable costs as specified by the arbitrator under applicable law so that Employee does not have to bear any cost which he would not have to bear in court beyond any amount which would have to be paid as a filing fee in a municipal or superior court.  The arbitrator shall at his or her discretion award attorneys’ fees and costs to the prevailing party; provided, however, that each party shall be responsible for the payment of its own attorneys’ fees and costs.

12.

Miscellaneous

12.1

Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

12.1.1

If to the Company, to:

KENSINGTON LEASING, LTD.

1005 South Center Street

Redlands, CA 92373
Attn: Angelique de Maison, Chief Executive Officer

12..2

If to Employee, to:

to Employee’s address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States).  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

12.2

Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise.  No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.  However, this Agreement does not modify or terminate any provision of the Asset Purchase Agreement.

12.3

Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

12.4

Governing Law.  This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

12.5

Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

12.6

Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

12.7

Business Day.  If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

12.8

Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

12.9

Advice from Independent Counsel.  The parties hereto understand that this Agreement is legally binding and may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

12.10

Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

12.11

Waiver of Jury Trial.  IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.12

No Assignment.  Employee may not assign any of his rights or obligations under this Agreement except that Employee’s benefits may be assigned by will or by the laws of descent and distribution.

[Signatures appear on following page.]

12.13

12.14

Construction.  No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

IN WITNESS WHEREOF, this Employment Agreement has been made and entered into as of the date and year first above written.

ALLIANEX CORP.

By

/s/Angelique de Maison

Name

Angelique de Maison

Title

Chief Executive Officer

EMPLOYEE

/s/ Ken Rotman

    Ken Rotman